Exhibit 10.28

Breakthrough Medicines for Cancer, Chronic Inflammation & Fibrosis

January 12, 2022

Dan Conn

205 East 69th Street, #10C

New York, NY 10021

Dear Dan:

On behalf of Tvardi Therapeutics, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company, should you accept our offer.

1.             You will be employed to serve as the Company’s Chief Financial Officer, effective as of January 12, 2022 (the “Effective Date”). You will be a full-time employee of the Company, and you will report to the Company’s Chief Executive Officer (“CEO”) and have such duties and responsibilities as are customary for such positions. You agree to devote your full business time, commercially reasonable efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as a Chief Financial Officer of the Company. The Company agrees that, following prior approval by the CEO (which such determination shall be made by the CEO in good faith), you may participate as a member of a board of directors of one non-profit organization and up to two companies other than the Company, so long as your service does not individually or in the aggregate materially interfere with the performance of your duties, create a potential business or fiduciary conflict, and/or violate any restrictive covenant agreement by and between you and the Company. In addition, the Company agrees that you may provide consulting services to Christie’s International Real Estate, its affiliated entities and licensees, and you may serve on the Board of a real estate brand licensing business, so long as such work does not individually or in the aggregate materially interfere with the performance of your duties, create a potential business or fiduciary conflict, and/or violate any restrictive covenant agreement by and between you and the Company. You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. This is primarily a remote position, with the majority of your time being spent in New York unless otherwise agreed in writing, but you will work out of the Company’s office in Houston, and travel for business, from time to time as needed, provided that you shall not be required to work out of the Company’s Houston office for more than six business days in any calendar month. The consulting agreement between you and the Company terminates by mutual agreement effective upon the start of your employment with the Company.

2.             Your base salary will be at the rate of $28,333.33 per monthly pay period (equivalent to an annualized base salary of $340,000, subject to tax and other withholdings as required by law. The Company may elect to increase your base salary periodically based on your performance and/or industry standards for similarly-situated executives.

3.             Following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 30% of your annualized base salary as determined by the Company in its sole discretion based on your individual performance and the Company’s performance during the applicable fiscal year. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for a calendar year before March 15th of the next calendar year. Notwithstanding the foregoing, you will be entitled to severance entitlements pursuant to Section 7 if you are terminated other than for Cause or you resign for Good Reason.

Tvardi Therapeutics	2450 Holcombe Blvd, Suite X, Houston, Texas 77021	www.tvardi.com

4.             You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

5.             You are eligible for a maximum of four (4) weeks of vacation per calendar year to be taken at such times as may be approved by the CEO. The number of vacation days for which you are eligible shall accrue at the rate of 1.66 days per month that you are employed during such calendar year.

6.             The Company will grant to you a stock option (the “Initial Option Grant”) under the Company’s 2018 Stock Incentive Plan (the “Stock Plan”) to purchase an aggregate number of shares of common stock of the Company as shall equal 1.2% of the fully diluted shares of the Company’s common stock (which shall give effect to the conversion to common stock of all outstanding shares of preferred stock and to the shares available for issuance or outstanding under the Company’s Stock Plan) (the “Fully Diluted Shares”), at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. The Initial Option Grant will be evidenced in writing by, and subject to the terms of the Stock Plan (a copy of which has been provided) and a stock option agreement in substantially the form previously provided by the Company (as modified to give effect to the terms of this letter agreement), which agreement will specify that (a) the options subject to the Initial Option Grant (“Options”) will vest, subject to your continued service, (x) as to 25% of the underlying shares on the first anniversary of the Effective Date and (y) as to the balance in equal 1/36th monthly installments thereafter until the fourth anniversary of the Effective Date; and (b) the right to exercise the Options shall terminate one (1) year after the cessation of your providing services to the Company. Furthermore, the Board may elect to grant you additional stock options based on your performance and/or industry standards for similarly situated executives.

7.             Without otherwise limiting the “at-will” nature of your employment, if your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), and provided you execute and allow to become effective (within 60 days following the termination or such shorter period (of not less than twenty-one (21) days) as may be directed by the Company) a severance and release of claims agreement in a form mutually agreed by you and the Company, both acting reasonably (which will include, at a minimum, a release of all releasable claims and post-employment confidentiality, mutual non-disparagement, non-competition, non-solicitation and cooperation obligations) (the “Release Agreement”), (i) the Company will pay you as severance pay, starting in the first pay period after execution of the Release Agreement and expiration of any applicable revocation period an aggregate amount equivalent to six (6) months of your then current base salary plus one additional month for each full year of employment you have completed with the Company (the “Severance Period”) (provided, however, that in no event shall the Severance Period (other than in connection with a Change in Control, as set forth in Paragraph 8 below) exceed ten (10) months), less all required withholdings, which severance pay will be paid ratably during the Severance Period in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; plus (x) any pay in lieu of any unused portion of your accrued vacation; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year; (ii) should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of six (6) months following your termination, plus one month for each year of your employment at the Company, continue to pay the percentage of the premium for such coverage that is paid by the Company under the health care plan as of the termination date of your employment for active C-level employees (and family members, if applicable) who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation); and (iii) the unvested portion of the Initial Option Grant and any other equity grant from the Company to you that would have vested on the schedule set forth in Paragraph 6 had your employment continued until the end of the Severance Period (collectively, the “Equity Grants”) will fully vest as of the date of your separation from the Company, provided, however, that: (x) no shares may be transferred and no stock option exercised (in each case with respect to the portion of the Equity Grants accelerating pursuant to this section until the Release Agreement has become enforceable and irrevocable; and if the Release Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Equity Grants that have vested as a result of this provision shall be cancelled effective as of the date of your separation from employment).

Tvardi Therapeutics	2	www.tvardi.com

8.             If, within three (3) months before or twelve (12) months following a Change of Control, your employment by the Company is terminated by the Company or its successor without Cause or by you for Good Reason, (i) the Severance Period shall be extended to twelve (12) months, and (ii) the vesting schedule for your outstanding Equity Grants will be accelerated in full such that 100% of such Equity Grants that are not then vested will be accelerated and become vested and exercisable upon the effective date of such Change of Control or, if later, upon the termination of your employment by the Company or its successor without Cause or by you for Good Reason following such Change of Control; provided, however, that all such benefits are conditioned on the Release Agreement requirements and other terms and conditions set forth in Sections 7 and 8 hereof.

9.             If, after twelve (12) months following the effective date of a Change of Control, your employment by the Company is terminated by the Company or its successor without Cause or you resign for Good Reason, you shall be entitled to severance and accelerated equity vesting on the terms set forth in Section 7 hereof.

10.           For purposes of this Agreement:

“Cause” means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Board in its sole discretion, after due consideration of all the relevant facts and circumstances, that you have (i) engaged in dishonesty willful misconduct or gross negligence that, in each case, has a material adverse effect on the Company, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten days written notice thereof; or (iv) failed or refused to comply in any material respect with the Company’s material, published policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

Tvardi Therapeutics	3	www.tvardi.com

“Change of Control” shall mean, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Change of Control” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Change of Control” under (c) and/or (d) above.

“Good Reason” shall mean (i) a material breach by the Company of this Agreement or any equity agreement which remains uncured, if curable, following thirty days notice provided by you of such breach, (ii) [omitted], (iii) any action by the Company which results in a material diminution in your authority, duties or responsibilities, (iv) a reduction in your base compensation except to the extent that any such benefit is replaced with a comparable cash benefit of equal or greater value, or a reduction in scope or value thereof, other than as a result of across-the board reductions affecting other C-level employees of the Company that does not exceed 15% of your base compensation, or (v) a requirement that you, without your prior consent, regularly report to work at a location that is fifty (50) miles or more away from your place of residence (provided, however, that the conditions described immediately above in clauses (i) through (v) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within sixty (60) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within sixty (60) days of the first occurrence of the condition. For the avoidance of doubt, your required travel on the Company’s business shall not be deemed a relocation of your principal office under clause (iii), above.

11.           You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Attachment A and Attachment B, as a condition of employment.

12.           You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter, other than any agreement with Christie’s International Real Estate, its affiliates or licensees that might require you to provide consulting services, as noted above.

13.           You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

14.           This letter agreement is binding upon and shall inure to the benefit of your heirs and representatives and the Company, its successors and assigns, including any Acquiror.

15.           This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Board of Directors, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as provided in Sections 7, 8 and 9 above.

Tvardi Therapeutics	4	www.tvardi.com

16.           The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

17.           The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

18.           This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the State of Delaware.

* * *

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by January 20, 2022. If you do not accept this offer by January20, 2022, this offer will be revoked.

Tvardi Therapeutics	5	www.tvardi.com

Very Truly Yours,

By:	/s/ Imran Alibhai
Imran Alibhai
Chief Executive Officer

The foregoing correctly sets forth -tie terms of my employment by Tvardi Therapeutics, Inc. I am not relying on any representations pertaining-to my employment other than those set forth above.

/s/ Dan Conn	Date:	1/12/2022
Name: Dan Conn

Tvardi Therapeutics	6	www.tvardi.com

Attachment A

Invention and Non-Disclosure Agreement

Tvardi Therapeutics	7	www.tvardi.com

Attachment B

Non-Competition and Non-Solicitation Agreement

Tvardi Therapeutics	8	www.tvardi.com